Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE		2/16/2017
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO

For Immediate Release
ENCORE WIRE REPORTS FOURTH QUARTER RESULTS
MCKINNEY, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the fourth quarter and full year ended December 31, 2016.
Net sales for the fourth quarter of 2016 were $239.2 million compared to $250.9 million during the fourth quarter of 2015. Unit volume, measured in copper pounds contained in the wire sold, decreased 8.7%, offset somewhat by a 4.4% increase in the average selling price per copper pound sold in the fourth quarter of 2016 versus the same period in 2015. Sales prices increased primarily due to higher copper prices, which increased 3.3% versus the fourth quarter of 2015. Aluminum building wire sales constituted 10.2% of net sales dollars for the fourth quarter of 2016 versus 10.2% in the fourth quarter of 2015. Net income for the fourth quarter of 2016 was $11.4 million versus $10.9 million in the fourth quarter of 2015. Fully diluted net earnings per common share were $0.55 in the fourth quarter of 2016 versus $0.53 in the fourth quarter of 2015.
Net sales for the year ended December 31, 2016 were $940.8 million versus $1.018 billion during the same period in 2015. Copper unit volume increased 2.4% in 2016 versus 2015, offset by a 10.1% decrease in the average selling price per copper pound sold in 2016 versus 2015. Sales prices declined primarily due to lower copper prices, which declined 13.2% in 2016 versus 2015. Aluminum building wire sales continued to grow, constituting 10.3% of net sales dollars during 2016 versus 9.9% in 2015. Net income for the year ended December 31, 2016 was $33.8 million versus $47.6 million for the same period in 2015. Fully diluted net earnings per common share were $1.63 for the year ended December 31, 2016 versus $2.29 for the same period in 2015.
On a sequential quarter comparison, net sales for the fourth quarter of 2016 were $239.2 million versus $237.2 million during the third quarter of 2016. Copper unit volume decreased 6.4% on a sequential quarter comparison, in-line with the fact that the fourth quarter is generally a slower quarter in the construction and building wire industries. The unit volume decrease was more than offset by the 8.2% increase in the average selling price of wire per copper pound sold. Net income for the fourth quarter of 2016 increased to $11.4 million versus $6.0 million in the third quarter of 2016. Fully diluted net income per common share was $0.55 in the fourth quarter of 2016 versus $0.29 in the third quarter of 2016.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer, said, "We are pleased to report a good fourth quarter and full year. Our unit sales were up in both copper and aluminum building wire for the year despite two competitive issues we noted in our previous quarterly press release. First, our largest competitor announced the purchase of a smaller competitor in the third quarter. Historically, these consolidations generally lead to improved industry margin discipline in the long run, but, in the short run, they can lead to erratic pricing and volumes for us if the selling company pumps sales volumes into the market pre-sale and then dumps its remaining inventory into the market post-sale. We believe that this volume has moved through the pipe at this point, and, as a result, margins improved on a sequential quarter basis. In addition, a different, financially stressed competitor was acting erratically in the aluminum wire market. We hope to see some relief there in 2017. It is also noteworthy that three of our top competitors have had major changes to their executive teams in the last 18 months. This can also lead to some turmoil in the industry as the new teams find their footing in the market. Despite all this turmoil we believe we had a respectable year and believe the industry and our results can improve in 2017. The overall construction and building wire markets remained steady versus last year. Anecdotal information confirms our belief that there are still large commercial and industrial projects in the pipeline.

One of the key metrics to our earnings is the spread between the price of copper wire sold and the cost of raw copper purchased in any given period. The copper wire spread decreased 4.1% in 2016 versus 2015, as the average price of copper purchased decreased 13.2% in 2016 versus 2015, while the average selling price of wire sold decreased 10.1%. Similarly, aluminum spreads dropped 11.5% in 2016 versus 2015. We are, however, encouraged by the fact spreads improved during the fourth quarter of 2016 versus the third quarter of 2016. Spreads increased on this sequential quarterly comparison, climbing 10.3% and 3.6% for copper and aluminum wire, respectively.
We continue to lead and support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.
Our balance sheet is very strong. We have no long-term debt, and our revolving line of credit is paid down to zero. In addition, we had $95.8 million in cash at the end of the quarter. We also declared another cash dividend during the quarter. We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. We thank our employees and associates for their outstanding effort and our shareholders for their continued support."
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term EBITDA is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2015 in previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended December 31,		Year Ended December 31,
In Thousands	2016	2015	2016	2015
Net Income	$11,402	$10,952	$33,839	$47,605
Income Tax Expense	5,543	5,579	16,975	24,779
Interest Expense	59	63	235	250
Depreciation and Amortization	3,803	4,091	16,811	16,063
EBITDA	$20,807	$20,685	$67,860	$88,697

Encore Wire Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	December 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Current Assets
Cash	$95,753	$79,152
Receivables, net	184,876	186,065
Inventories	93,274	95,254
Prepaid Expenses and Other	2,479	9,684
Total Current Assets	376,382	370,155
Property, Plant and Equipment, net	281,389	254,768
Other Assets	193	3,193
Total Assets	$657,964	$628,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$18,577	$28,743
Accrued Liabilities and Other	32,305	25,499
Total Current Liabilities	50,882	54,242
Long Term Liabilities
Non-Current Deferred Income Taxes	33,973	35,235
Total Long Term Liabilities	33,973	35,235
Total Liabilities	84,855	89,477
Stockholders’ Equity
Common Stock	268	267
Additional Paid in Capital	55,311	53,024
Treasury Stock	(91,056)	(91,056)
Retained Earnings	608,586	576,404
Total Stockholders’ Equity	573,109	538,639
Total Liabilities and Stockholders’ Equity	$657,964	$628,116

Encore Wire Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data)

	Quarter Ended December 31,				Year Ended December 31,
	2016		2015		2016		2015
	(unaudited)				(unaudited)

Net Sales	$239,247	100.0%	$250,857	100.0%	$940,790	100.0%	$1,017,622	100.0%
Cost of Sales	205,721	86.0%	217,805	86.8%	820,673	87.2%	880,900	86.6%
Gross Profit	33,526	14.0%	33,052	13.2%	120,117	12.8%	136,722	13.4%

Selling, General and Administrative Expenses	16,595	6.9%	16,543	6.6%	69,351	7.4%	64,493	6.3%
Operating Income	16,931	7.1%	16,509	6.6%	50,766	5.4%	72,229	7.1%

Net Interest & Other Expense	(14)	—%	(22)	—%	(48)	—%	(155)	—%
Income before Income Taxes	16,945	7.1%	16,531	6.6%	50,814	5.4%	72,384	7.1%

Income Taxes	5,543	2.3%	5,579	2.2%	16,975	1.8%	24,779	2.4%
Net Income	$11,402	4.8%	$10,952	4.4%	$33,839	3.6%	$47,605	4.7%

Basic Earnings Per Share	$0.55		$0.53		$1.63		$2.30
Diluted Earnings Per Share	$0.55		$0.53		$1.63		$2.29
Weighted Average Number of Common and Common Equivalent Shares Outstanding:
Basic	20,728		20,675		20,704		20,713
Diluted	20,804		20,757		20,773		20,787
Dividend Declared per Share	$0.02		$0.02		$0.08		$0.08

4